Exhibit 1



OPTION NO.:         1997-1

OPTIONEE:           David J. Gladstone

DATE OF GRANT:      August 29, 1997

OPTION PRICE:       $15.00

COVERED SHARES:     608,782


                        AMERICAN CAPITAL STRATEGIES, LTD.
                             1997 STOCK OPTION PLAN


                                      * * *

                             STOCK OPTION AGREEMENT

             I. Definitions. In this Agreement, except where the context otherwise indicates, the following definitions apply:

                    A. "Affiliate" means parent or subsidiary corporations of the Company, as defined in Sections 424(e) and (f) of the Code (but substituting "the Company" for "employer corporation").

                    B. "Agreement" means this Incentive Stock Option Agreement.

                    C. "Board" means the Board of Directors of the Company.

                    D. A "Change of Control" means the occurrence of any of the following events after the Date of Grant: (i) any person or group of persons (as defined in Section 13(d) and 14(d) of the Exchange Act) together with its affiliates, excluding employee benefit plans of the Company, becomes, directly or indirectly, the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing 51% or more of the combined voting power of the Company's then outstanding securities; (ii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation or entity regardless of which entity is the survivor, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of the Company or such surviving


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entity outstanding immediately after such merger or consolidation; or (iv) the stockholders of the Company approve a plan of complete liquidation or winding-up of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

                    E. "Code" means the Internal Revenue Code of 1986, as amended.

                    F. "Committee" means the committee charged, pursuant to the provisions of the Plan, with the administration of the Plan. Unless otherwise determined by the Board, the Compensation Committee of the Board shall be the Committee.

                    G. "Common Stock" means the common stock, par value $0.01 per share, of the Company.

                    H. "Company" means American Capital Strategies, Ltd., a Delaware corporation.

                    I. "Covered Shares" means the number of Shares subject to the Option set forth as the "Covered Shares" on page 1 of this Agreement.

                    J. "Date of Exercise" means the date on which the Company receives notice pursuant to Section 4.1 of the exercise, in whole or in part, of the Option.

                    K. "Date of Expiration" means the date on which the Option shall expire, which shall be the earliest of the following times:

                             1. ninety (90) days after the termination of the
Optionee's Employment by reason of resignation or termination for Misconduct (as defined in the Optionee's Employment Agreement);

                             2.  eighteen (18) months after the date
the Optionee's Employment is terminated by reason of Optionee's death; or

                             3. ten (10) years after the Date of Grant.

                    L. "Date of Grant" means the date set forth as the "Date of Grant" on page 1 of this Agreement.

                    M. "Disability" means a physical or mental condition of Optionee that, in the good faith judgment of not less than a majority of the entire membership of the Board of Directors, prevents Optionee from being


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able to perform the services required under his Employment Agreement with the
Company and which results in the Optionee becoming eligible for long-term disability benefits (if such benefits are provided by the Company). If any dispute arises as to whether a Disability has occurred, or whether a Disability has ceased and the Optionee is able to resume duties, then such dispute shall be referred to a licensed physician appointed by the president of the Medical Society or similar organization in Washington, D.C., at the request of either party. The Optionee shall submit to such examinations and provide information as such physician may request and the determination of such physician as to the Optionee's physical or mental condition shall be binding and conclusive on the parties. The Company shall pay the cost of any such physician and examination.

                    N. "Employment" means the Optionee's employment with the Company and its Affiliates.

                    O. "Employment Agreement" means the Optionee's Employment Agreement with the Company, as such may be amended, extended or supplemented from time to time.

                    P. "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                    Q. "Fair Market Value" means the amount equal to the closing price for a share of Common Stock on the NASDAQ National Market System as reported by such source as the Committee may select or, if such price is not so reported, then the fair market value of a Share as determined by the Committee pursuant to a reasonable method adopted in good faith for such purpose.

                    R. "NSO" shall have the meaning set forth in Section 3.1.

                    S. "Option" means the incentive stock option granted to the Optionee in Section 2 of this Agreement.

                    T. "Option Price" means the dollar amount per Share set forth as the "Option Price" on page 1 of this Agreement.

                    U. "Optionee" means the person identified as the "Optionee" on page 1 of this Agreement.

                    V. "Plan" means the American Capital Strategies, Ltd., 1997 Stock Option Plan.


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                    W. "Securities Act" means the Securities Act of 1933, as
amended.

                    X. "Share" means a share of Common Stock.

             II. Grant of Option. Pursuant to the Plan and subject to the terms of this Agreement, the Company hereby grants to the Optionee the Option to purchase from the Company that number of Shares equal to the Covered Shares, exercisable at the Option Price.

             III. Terms of the Option.

                    A. Type of Option. The Option is intended to be an incentive stock option within the meaning of Section 422 of the Code; provided, however, that to the extent that, during any calendar year, the Option becomes exercisable for the first time with respect Shares having an aggregate fair market value in excess of the limit imposed by Section 422(d) of the Code, (a) the Option shall be treated as a nonstatutory stock option (an "NSO") and not as an incentive stock option to the extent required by Section 422(d) of the Code, and (b) upon any exercise of the Option, the Optionee shall be required to designate the extent to which, if any, the exercise of the Option is with respect that portion of the Option that is a nonstatutory stock option pursuant to the preceding clause (a). If, as of the same date, the Optionee exercises the Option with respect to a portion of the Option that is an incentive stock option and with respect to a portion of the Option that is a nonstatutory stock option, the Company shall issue separate certificates to the Optionee representing (i) those Shares that were acquired pursuant to the exercise of an incentive stock option (which Shares shall be identified on the Company's stock transfer records as such), and (ii) those Shares that were acquired pursuant to the exercise of a nonstatutory stock option.

                    B. Exercise Period. During the period commencing on the Date of Grant and terminating on the Date of Expiration, the Option may be exercised with respect to all or a portion of the Covered Shares (in full shares), to the extent that the Option has vested and has not been previously exercised with respect to such Covered Shares.

                    C. Vesting Schedule.

                             1. On each of the first, second, third, and fourth
anniversaries of the Date of Grant, each Option shall vest as to one-third (1/3) of the Covered Shares rounded up to the nearest whole number


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of Shares (or, if less, the remainder of the Covered Shares with respect to which the Option has not yet vested).

                             2. Notwithstanding the provisions of Section
3.3(a), (i) the Option shall vest in full upon a Change of Control, (ii) in the event of termination of Employment as a result of death or Disability, or in accordance with Section 4.4 or Section 4.5 of the Employment Agreement, the Optionee shall vest in all Covered Shares which would have vested within one year of the date of death or the Optionee's Termination Date (as defined in his Employment Agreement) as applicable, (iii) in the event of the Optionee's termination of Employment for any other reason, no part of the Option shall vest after the Termination Date and (iv) the Optionee may accelerate the vesting of the Option in accordance with Section 4.3.

             IV.  Exercise.

                    A. Notice. The Option shall be exercised, in whole or in part, by the delivery to the Company of written notice of such exercise, in the form of Exhibit A hereto or such other form as the Committee may from time to time prescribe (an "Exercise Notice"), accompanied by (i) full payment of the Option Price with respect to that portion of the Option being exercised and (ii) any amounts required to be withheld pursuant to applicable tax laws in connection with such exercise. Options may be exercised only with respect to whole numbers of Shares. Until the Committee notifies the Optionee to the contrary, the form attached to this Agreement as Exhibit A shall be used to exercise the Option.

                    B. Payment of the Option Price.

                             1. Upon exercise of the Option, the Optionee shall
pay the Option Price and any applicable withholding tax amounts in cash or by a use of a promissory note as contemplated by Section 7.3 of the Plan.

                             2. With the prior written approval of the
Committee, which approval shall be in the Committee's sole discretion, the Optionee may also pay the Option Price, in whole or in part, by delivering duly endorsed certificates representing, or duly executed stock transfer instruments in respect of, a whole number of Shares (the "Delivered Shares") having an aggregate value on the Date of Exercise (determined based on the Fair Market Value) not more than the portion of the Option Price being paid by delivery of


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such Shares, or in a combination of cash and Shares. Notwithstanding the preceding sentence, no Shares may be used to pay any portion of the Option Price unless those Shares were issued to the Optionee at least six months prior to the Date of Exercise. In addition, with the prior written approval of the Committee, which approval shall be in the Committee's sole discretion, the Optionee may also pay any applicable withholding tax amounts, in whole or in part, by (i) authorizing the Company upon exercise of the Option to withhold, or (ii) delivering duly endorsed certificates representing or duly executed stock transfer instruments in respect of, a whole number of Shares having an aggregate value on the Date of Exercise (determined based on the Fair Market Value) not more than such withholding tax amounts. Upon any exercise of an NSO in accordance with this Section 4.2(b), the Optionee, at the option of the Committee, will be entitled to an increase in the number of Covered Shares which are NSOs equal to the Delivered Shares.

                             3. In addition, with the prior written approval of
the Committee, which approval shall be in the Committee's sole discretion, the Optionee may also complete a "Net Issue Exercise" by so indicating on the Exercise Notice and specifying the number of Shares to be purchased. Upon such Net Issue Exercise, the Optionee shall be entitled to receive Shares having an aggregate Fair Market Value equal to the product of (i) the excess of the Fair Market Value per share over the sum of the Option Price and any applicable tax withholding amounts per share and (ii) the number of Shares to be purchased.

                    C. Early Exercise. At the election of Optionee, Optionee may accelerate the vesting of Covered Shares to any date on or after March 2, 1998, upon delivery of an Exercise Notice with regard to such Covered Shares. Any Shares so purchased shall be subject to a call option in favor of the Company at a price equal to the Option Price until such date as the Covered Shares would have originally vested in accordance with Section 3.3(a), which call option shall be exercisable by the Company should the Optionee terminate employment with the Company for any reason other than death or Disability.

             V. Restrictions on Transfer. Except by will or the laws of descent and distribution, the Option may not be sold, transferred, assigned, pledged or otherwise disposed of or encumbered by the Optionee, and any attempt to do so shall be null and void. The Option may be exercised during the Optionee's lifetime only by the Optionee or, in the event of the Optionee's


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legal disability, by the Optionee's legal representative. The terms of the
Option shall be binding upon any successor or permitted assignee of the Optionee.

             VI. Capital Adjustments. In the event of any change in the outstanding Common Stock by reason of any stock dividend, split-up (or reverse stock split), reclassification, reincorporation, liquidation or similar change in corporate structure, the Committee shall, in its discretion, provide for a substitution for or adjustment in (i) the number and class of Covered Shares and
(ii) the Option Price.

             VII. Restriction on Exercise and Upon Shares of Common Stock Issued Upon Exercise. Notwithstanding any other provision of this Agreement, the Optionee agrees, for himself and his successors, that no Option may be exercised at any time that the Company does not have in effect a registration statement under the Securities Act of 1933, as amended, relating to the offer of Common Stock to the Optionee under the Plan, unless the Company agrees to permit such exercise. The Optionee further agrees, for himself and his successors, that, upon the issuance of any shares of Common Stock upon the exercise of the Option if such a registration is not in effect, he will, upon the request of the Company, agree in writing that he is acquiring such shares for investment only and not with a view to resale, and that he will not sell, pledge or otherwise dispose of such shares so issued unless and until (a) the Company is furnished with an opinion of counsel to the effect that registration of such shares pursuant to the Securities Act of 1933, as amended, is not required by that Act and the rules and regulations thereunder; (b) the staff of the Securities and Exchange Commission has issued a "no-action" letter with respect to such disposition; or (c) such registration or notification as is, in the opinion of counsel for the Company, required for the lawful disposition of such shares has been filed by the Company and has become effective; provided, however, that the Company is not obligated hereby to file any such registration or notification. The Optionee further agrees that under such circumstances the Company may place a legend embodying such restriction on the certificates evidencing such shares.

             VIII. Rights as Stockholder. The Optionee shall have no rights as a stockholder with respect to any Covered Shares until and unless a certificate or certificates representing such shares are issued to the Optionee pursuant to this Agreement. Except as provided in Section 6, no adjustment shall be made for


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dividends or other rights for which the record date is prior to the issuance of such certificate or certificates.

             IX. Employment. Neither the granting of the Option evidenced by this Agreement nor any term or provision of this Agreement shall constitute or be evidence of any understanding, express or implied, on the part of the Company or any of its Affiliates to employ the Optionee (or have the Optionee serve as a director) for any period.

             X. Subject to the Plan. The Option evidenced by this Agreement and the exercise thereof are subject to the terms and conditions of the Plan, which are incorporated herein by reference and made a part hereof, but the terms of the Plan shall not be considered an enlargement of any benefits under this Agreement. In addition, the Option is subject to any rules and regulations promulgated by the Committee pursuant to the Plan.

             XI. Notice. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, by facsimile or sent by overnight express or by registered or certified mail, postage prepaid, addressed as follows:

             If to the Company to:

             American Capital Strategies, Ltd.
             3 Bethesda Metro Center, Suite 860
             Bethesda, MD  20814
             Attention:  Chief Financial Officer
             Facsimile:  301-654-6714

If to the Optionee, to the address set forth beneath the Optionee's signature on the signature page hereof.


             All deliveries of notice shall be deemed effective when received by the person entitled to such receipt or when delivery has been attempted but refused by such person. Any party may change the person or address to which such deliveries shall be made with respect to such party by delivering notice thereof to the other party hereto in accordance with this Section 11.


             IN WITNESS WHEREOF, the Company has caused this Agreement to be signed on its behalf effective as of the Date of Grant.





ATTEST:                                       AMERICAN CAPITAL
                                              STRATEGIES, LTD.



                                              By:
-------------------------------                   --------------------------

Accepted and agreed to as of the Date of Grant.



       ------------------------
       Optionee:
       Address:

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                                    EXHIBIT A

                               EXERCISE OF OPTION


Board of Directors
American Capital Strategies, Ltd.
3 Bethesda Metro Center, Suite 860
Bethesda, MD  20814

Ladies and Gentlemen:

             The undersigned, the Optionee under the Incentive Stock Option Agreement identified as Option No. ______ (the "Agreement"), granted pursuant to the American Capital Strategies, Ltd. 1997 Incentive Stock Option Plan (the "Plan"), hereby irrevocably elects to exercise the option granted in such Agreement (the "Option") to purchase __________ [whole numbers only] shares of Common Stock, par value $0.01 per share, (the "Shares") of American Capital Strategies, Ltd. (the "Company"), and herewith [makes payment of $_______ in cash] [delivers Shares with a values of $_______] [makes a "Net Exercise"] [This is an Early Exercise, as provided in Section 4.3 of the Agreement with regard to ____ Shares and the original date of vesting of such Shares was _______.]

             The Optionee hereby represents and warrants as the Optionee has received and reviewed a copy of the Plan.

Dated:
       --------------------              -----------------------------
                                         (Signature of Optionee)


Date Received by
American Capital Strategies, Ltd.:
                                   ---------------

Received by:
             -------------------------------------